Exhibit 99.1
News Release
Cash Systems, Inc. Acquires Indian Gaming Services
LAS VEGAS—(BUSINESS WIRE)—Feb. 28, 2006—Cash Systems, Inc. (NASDAQ: CKNN), a provider of cash-access solutions for the gaming industry, today announced that it has completed the acquisition of Indian Gaming Services, a San Diego-based cash-access provider to the gaming industry and a division of Borrego Springs Bank, N.A. The purchase price was approximately $12 million and Cash Systems used a combination of stock and cash for the acquisition.
Indian Gaming Services (IGS) has served the casino community since 1997, distinguishing itself by its commitment to superior client service and support. The company provides ATM, check cashing and credit and debit services to 11 casino facilities. The acquisition comes on the heels of a two-year-long effort by IGS to advance its infrastructure and services to the forefront of the cash-access industry.
Over the last two years IGS has purchased the top ATM switch on the market, and has implemented a multiple-product ATM system, offering ATM, credit, and debit POS. IGS’ system meets the triple DES PIN encryption requirements. The system also delivers enhanced transaction speed, greater monitoring capabilities and supports automatic Internet backup for ATMs. Indian Gaming Services has completed numerous steps toward systems safety, speed and redundancy, including the implementation of fault-tolerant servers for all products, systems co-location, and the release of One-Click processing. In addition, IGS has developed the eCash System, which combines all cash-access services in one internet-based platform, including a proprietary check-cashing application.
  Indian Gaming Services’ current casino customers include:
  — Viejas Casino in San Diego, CA, which offers table games, bingo, off-track betting and more than 2,200 gaming devices
  — San Manuel Indian Bingo & Casino in Southern California, a 200,000-square-foot casino with 2,000 gaming devices
  — Oneida Nation of Wisconsin, which operates three casinos throughout the state
  — Cocopah Casino & Resort, located in Somerton, Arizona
  — Gold Country Casino & Hotel in Oroville, California.
  About Borrego Springs Bank, N.A.
Borrego Springs Bank, N.A. is a Native-American-owned, federally chartered, financial institution dedicated to serving the needs of its customers. The Bank is a proven Small Business Administration (SBA) lender who strives for customer service excellence in all facets of its operations. In addition to traditional banking services, Borrego Springs Bank also features banking products specifically designed to meet the needs of Native American tribes. The bank also has been instrumental in assisting Native Americans in developing economic opportunities and by financing tribal government projects. For additional information please visit www.indiangamingservices.com or www.borregospringsbank.com.

About Cash Systems, Inc.
Cash Systems, Inc., located in Las Vegas and Minneapolis, is a provider of cash-access and related services to the retail and gaming industries. Cash Systems’ products include its proprietary cash advance systems, ATMs and check cashing solutions. Please visit http://www.cashsystemsinc.com for more information.
This press release may contain forward-looking statements, including the Company’s beliefs about its business prospects and future results of operations. These statements involve risks and uncertainties. Among the important additional factors that could cause actual results to differ materially from those forward-looking statements are risks associated with the overall economic environment, the successful execution of the Company’s plan of operation, changes in the Company’s anticipated earnings, continuation of current contracts, gaming and other applicable regulations, and other factors detailed in the Company’s filings with the Securities and Exchange Commission, including its most recent Forms 10-KSB and 10-QSB. In addition, the factors underlying Company forecasts are dynamic and subject to change and therefore those forecasts speak only as of the date they are given. The Company does not undertake to update any forecasts that it may make available to the investing public.

CONTACT:	Integrated Corporate Relations Don Duffy/Ashley Ammon, 203-682-8200
SOURCE: Cash Systems, Inc.